EMERGENT BIOSOLUTIONS REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS
•Second Quarter 2024 Total Revenues of $254.7 million, above the prior guidance range
•Second Quarter 2024 Net Loss of $283.1 million and Adjusted EBITDA of $(10.1) million
•Updates FY 2024 guidance
GAITHERSBURG, Md., August 6, 2024—Emergent BioSolutions Inc. (NYSE: EBS) today reported financial results for the second quarter ended June 30, 2024.
"In the first half of the year, we made great progress to stabilize our financial position by strategically divesting assets, resolving several legacy issues, and securing operational cash flow and working capital improvements," said Joe Papa, president and CEO at Emergent. “As a result, we expect to exceed $200 million in debt reduction by the end of the year. With a sharpened focus on our core products, operationalizing a leaner, more flexible footprint with our customers and patients at the center of our efforts, we are well positioned to enhance Emergent’s leadership position in public health preparedness."

FINANCIAL HIGHLIGHTS(1)
Q2 2024 vs. Q2 2023

($ in millions, except per share amounts)	Q2 2024	Q2 2023	% Change
Total Revenues	$254.7	$337.9	(25)%
Net Loss	$(283.1)	$(261.4)	(8)%
Net Loss per Diluted Share	$(5.38)	$(5.16)	(4)%
Adjusted Net Loss(2)	$(122.0)	$(53.3)	(129)%
Adjusted Net Loss per Diluted Share(2)	$(2.32)	$(1.05)	(121)%
Adjusted EBITDA(2)	$(10.1)	$55.9	(118)%
Total Segment Gross Margin %(2)	(19)%	42%
Total Segment Adjusted Gross Margin %(2)	26%	43%
Year to Date ("YTD") 2024 vs. YTD 2023

($ in millions, except per share amounts)	YTD 2024	YTD 2023	% Change
Total Revenues	$555.1	$502.2	11%
Net Loss	$(274.1)	$(447.6)	39%
Net Loss per Diluted Share	$(5.23)	$(8.86)	41%
Adjusted Net Loss(2)	$(90.9)	$(216.8)	58%
Adjusted Net Loss per Diluted Share(2)	$(1.73)	$(4.29)	60%
Adjusted EBITDA(2)	$56.8	$(45.6)	*
Total Segment Gross Margin %(2)	18%	30%
Total Segment Adjusted Gross Margin %(2)	39%	31%

* % change is greater than +/- 200%
SELECT Q2 2024 AND OTHER RECENT BUSINESS UPDATES
•Secured $250 million in U.S. government contract award modifications for four medical countermeasures
•Announced a $30 million definitive agreement to sell the Baltimore-Camden manufacturing site, which is expected to close in the third quarter of 2024, subject to the satisfaction or waiver of customary closing conditions
•Received $50 million in the third quarter related to the resolution of the contract dispute with Janssen Pharmaceuticals, Inc.
•Received $7 million for sale of an unimproved, empty building in Canton, Massachusetts

•Expected receipt of $10 million development milestone payment in the third quarter of 2024 from Bavarian Nordic as part of the sale of the Travel Health Business
•Received $75 million for the sale of our RSDL® (Reactive Skin Decontamination Lotion) product to SERB Pharmaceuticals, subject to customary adjustments based on inventory value at closing

SECOND QUARTER 2024 FINANCIAL PERFORMANCE(1)
Revenues
The Company uses the following categories in discussing product/service level revenues:
•NARCAN® — comprises contributions from NARCAN® Nasal Spray
•Other Commercial Products - comprised former contributions from Vaxchora® and Vivotif®, which we sold to Bavarian Nordic as part of our travel health business in May 2023
•Anthrax MCM — comprises contributions from CYFENDUS®, previously known as AV7909, BioThrax®, Anthrasil® and Raxibacumab
•Smallpox MCM — comprises contributions from ACAM2000®, VIGIV and TEMBEXA®
•Other Products — comprises contributions from BAT® and RSDL®
•Bioservices — comprises service and lease revenues from the Bioservices business

($ in millions)	Q2 2024	Q2 2023	% Change
Product sales, net:(3)
NARCAN®	$120.0	$133.9	(10)%
Other Commercial Products	—	4.0	NM
Anthrax MCM	38.7	21.1	83%
Smallpox MCM	17.9	123.8	(86)%
Other Products	6.8	19.4	(65)%
Total Product sales, net	$183.4	$302.2	(39)%

Bioservices:
Services	$64.5	$26.4	144%
Leases	0.2	2.7	(93)%
Total Bioservices revenues	$64.7	$29.1	122%

Contracts and grants	$6.6	$6.6	—%

Total revenues	$254.7	$337.9	(25)%

NM - Not Meaningful
Products Sales, net
NARCAN®
For Q2 2024, revenues from NARCAN® (naloxone HCl) Nasal Spray decreased $13.9 million, or 10%, as compared with Q2 2023. The decrease was primarily driven by an unfavorable price and volume mix in 2024 to U.S. public interest channels and lower Canadian market sales, partially offset by higher sales of over-the-counter (“OTC”) NARCAN® through wholesaler channels, which launched in the third quarter of 2023.

Other Commercial Products
For Q2 2024, we did not receive revenues from Other Commercial Products, representing a decrease of $4.0 million compared with Q2 2023. During the second quarter of 2023, the Company sold Vivotif® and Vaxchora® to Bavarian Nordic as part of our travel health business.
Anthrax MCM
For Q2 2024, revenues from Anthrax MCM increased $17.6 million, or 83%, as compared with Q2 2023. The increase reflects the impact of timing of sales related to CYFENDUS® and BioThrax®, partially offset by a decrease in Anthrasil® sales, due to timing. Anthrax vaccine product sales are primarily made under annual purchase options exercised by the USG. Fluctuations in revenues result from the timing of the exercise of annual purchase options, the timing of USG purchases, the availability of governmental funding and the Company's delivery of orders that follow.
Smallpox MCM
For Q2 2024, revenues from Smallpox MCM decreased $105.9 million, or 86%, as compared with Q2 2023. The decrease was primarily due to timing of USG purchases of ACAM2000® and VIGIV. Fluctuations in revenues from Smallpox MCM result from the timing of the exercise of annual purchase options in the existing procurement contracts, the timing of USG purchases, the availability of governmental funding and the Company's delivery of orders that follow.
Other Products
For Q2 2024, revenues from Other Product sales decreased $12.6 million, or 65%, as compared with Q2 2023. The decrease was due to lower BAT® and RSDL® product sales, due to timing of deliveries.
Bioservices Revenues
Services
For Q2 2024, revenues from Bioservices services increased $38.1 million, or 144%, as compared with Q2 2023. The increase was primarily attributable to the $50.0 million arbitration settlement (the "Settlement Agreement") with Janssen Pharmaceuticals, Inc. (“Janssen”), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, related to the 2022 termination of the manufacturing services agreement with Janssen (the “Janssen Agreement”), coupled with an increase in production at our Camden facility. The increase was partially offset by lower production at the Company's Canton and Winnipeg facilities coupled with the prior year quarter recognition of revenue related to the resolution of a customer’s outstanding obligation.
Leases
For Q2 2024, revenues from Bioservices leases decreased $2.5 million, or 93%, as compared with Q2 2023. The decrease was related to the completion of a lease for a Bioservices customer at our Canton facility.
Contracts and Grants
For Q2 2024, revenues from contracts and grants was consistent with Q2 2023.

Operating Expenses

($ in millions)	Q2 2024	Q2 2023	% Change
Cost of Commercial product sales	$53.4	$54.4	(2)%
Cost of MCM product sales	31.1	80.5	(61)%
Cost of Bioservices	211.6	55.7	*
Impairment of long-lived assets	27.2	306.7	(91)%
Research and development (“R&D”)	32.7	26.0	26%
Selling, general and administrative (“SG&A”)	85.9	91.4	(6)%
Amortization of intangible assets	16.3	16.1	1%
Total operating expenses	$458.2	$630.8	(27)%

* % change is greater than +/- 200%
Cost of Commercial Product Sales
For Q2 2024, cost of Commercial Product sales decreased $1.0 million, or 2%, as compared with Q2 2023. The decrease was primarily due to no current period costs related to Vivotif® and Vaxchora®, which were sold to Bavarian Nordic as part of our travel health business, partially offset by higher NARCAN® expense as a result of increased unit volume.
Cost of MCM Product Sales
For Q2 2024, cost of MCM Product sales decreased $49.4 million, or 61%, as compared with Q2 2023. The decrease was primarily due to lower sales of ACAM2000®, BAT®, RSDL® and Anthrasil®, lower allocations to Cost of MCM Product sales at our Bayview facility and a reduction in Trobigard® related costs, due to the Belgium Federal Agency for Medicines and Health Products' approval of the Company's request to revoke the Market Authorization for Trobigard® (the "Trobigard® revocation"). This decrease was partially offset by higher shutdown costs, Raxibacumab inventory reserves and overhead allocations at our Winnipeg facility.
Cost of Bioservices
For Q2 2024, cost of Bioservices increased $155.9 million as compared with Q2 2023. The increase was primarily due to the Settlement Agreement with Janssen and resulting write-down of related assets to net realizable value, partially offset by a decrease in production at the Company's Canton facility and a decrease in overhead costs at our Maryland facilities.
Impairment of Long-Lived Assets
For Q2 2024, Impairment of long-lived assets decreased $279.5 million, or 91%, as compared with Q2 2023. The decrease was due to a $27.2 million non-cash impairment charge in the second quarter of 2024 related to our Bayview and Rockville asset groups within the Bioservices reporting unit, compared to a $306.7 million non-cash impairment charge recorded in the second quarter of 2023 related to our Camden, Bayview and Rockville asset groups within the Bioservices reporting unit.
Research and Development Expenses
For Q2 2024, R&D expenses increased $6.7 million, or 26%, as compared with Q2 2023. The increase was primarily due to write-offs related to program terminations during the period and an increase in R&D overhead and severance costs. The increase was partially offset by the sale of our development program for CHIKV VLP to Bavarian Nordic and reduction in related overhead costs driven by the headcount reductions and an overall decrease in spend for funded projects.
Selling, General and Administrative Expenses
For Q2 2024, SG&A expenses decreased $5.5 million, or 6%, as compared with Q2 2023. The decrease was primarily due to lower employee related expenses and compensation as a result of restructuring initiatives during 2023, coupled with a decrease in marketing expense. The decrease was partially offset by higher legal services fees for disputes and other corporate initiatives, as well as higher restructuring costs.

ADDITIONAL FINANCIAL INFORMATION(1)
Capital Expenditures

($ in millions)	Q2 2024	Q2 2023	% Change
Capital expenditures	$4.6	$12.5	(63)%
Capital expenditures as a % of total revenues	2%	4%
For Q2 2024, capital expenditures decreased largely due to lower product development activities across the Company’s facilities.

SEGMENT INFORMATION
In the fourth quarter of 2023, we realigned our reportable operating segments to reflect recent changes in our internal operating and reporting process. The Company now manages the business with a focus on three reportable segments: (1) the Commercial Products segment consisting of our NARCAN® and other commercial products that were sold as part of our travel health business in the second quarter of 2023; (2) the MCM Products segment consisting of the Anthrax - MCM, Smallpox - MCM and Other products and (3) the services segment (“Services”) consisting of our Bioservices. The Company evaluates the performance of these reportable segments based on revenue and segment adjusted gross margin, which is a non-GAAP financial measure. Segment revenue includes external customer sales, but does not include inter-segment services. The Company does not allocate contracts and grants, R&D, SG&A, amortization of intangible assets, interest and other income (expense) or taxes to its evaluation of the performance of these segments.
SECOND QUARTER 2024 SEGMENT RESULTS

($ in millions)	Commercial Products
	Quarter Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$120.0	$137.9	$(17.9)	(13)%
Cost of sales	53.4	54.4	(1.0)	(2)%
Gross margin**	$66.6	$83.5	$(16.9)	(20)%
Gross margin %**	56%	61%

Segment adjusted gross margin(2)	$66.6	$83.5	$(16.9)	(20)%
Segment adjusted gross margin %(2)	56%	61%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products gross margin decreased $16.9 million, or 20%, to $66.6 million in the quarter, as compared with $83.5 million in the prior year quarter. Commercial Products gross margin percentage decreased 5 percentage points to 56% for the quarter ended June 30, 2024. The decrease was largely due to an unfavorable price and volume mix in 2024 for NARCAN® products, partially offset by the sale of the products associated with our travel health business to Bavarian Nordic. Commercial Products segment adjusted gross margin is consistent with gross margin.

($ in millions)	MCM Products
	Quarter Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$63.4	$164.3	$(100.9)	(61)%
Cost of sales	31.1	80.5	(49.4)	(61)%
Gross margin**	$32.3	$83.8	$(51.5)	(61)%
Gross margin %**	51%	51%
Add back:
Changes in fair value of contingent consideration	$0.1	$0.4	$(0.3)	(75)%
Restructuring costs	2.7	—	2.7	NM
Inventory step-up provision	—	1.9	(1.9)	NM
Segment adjusted gross margin(2)	$35.1	$86.1	$(51.0)	(59)%
Segment adjusted gross margin %(2)	55%	52%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
MCM Products gross margin decreased $51.5 million, or 61%, to $32.3 million in the quarter, as compared with $83.8 million in the prior year quarter. MCM Products gross margin percentage was consistent at 51% for the quarter ended June 30, 2024. MCM Product segment adjusted gross margin in the current year period excludes the impact of non-cash items related to the impact of restructuring costs of $2.7 million and the changes in the fair value of contingent consideration of $0.1 million.

($ in millions)	Services
	Quarter Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$64.7	$29.1	$35.6	122%
Cost of services	211.6	55.7	155.9	*
Gross margin**	$(146.9)	$(26.6)	$(120.3)	*
Gross margin %**	(227)%	(91)%
Add back:
Settlement charge, net	$110.2	$—	110.2	NM
Restructuring costs	0.4	—	0.4	NM
Segment adjusted gross margin(2)	$(36.3)	$(26.6)	$(9.7)	(36)%
Segment adjusted gross margin %(2)	(56)%	(91)%

* % change is greater than +/- 200%
** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
Services gross margin decreased $120.3 million to $(146.9) million in the quarter, as compared with $(26.6) million in the prior year quarter. Services gross margin percentage decreased 136 percentage points to (227)% for the quarter ended June 30, 2024. The decrease was primarily due to the Settlement Agreement with Janssen and resulting revenue and write-down of related assets, coupled with lower production at the Company's Canton and Winnipeg facilities, partially offset by an increase in production at the Company’s Camden facility and a decrease in overhead costs at our Maryland facilities. Services segment adjusted gross margin in the current year period excludes the impact of the settlement charge, net of $110.2 million and restructuring costs of $0.4 million.

YTD 2024 SEGMENT RESULTS

($ in millions)	Commercial Products
	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$238.5	$244.1	$(5.6)	(2)%
Cost of sales	105.5	100.2	5.3	5%
Gross margin**	$133.0	$143.9	$(10.9)	(8)%
Gross margin %**	56%	59%

Segment adjusted gross margin(2)	$133.0	$143.9	$(10.9)	(8)%
Segment adjusted gross margin %(2)	56%	59%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products gross margin decreased $10.9 million, or 8%, to $133.0 million for the six months ended June 30, 2024, as compared with $143.9 million for the six months ended June 30, 2023. Commercial Products gross margin percentage decreased 3 percentage points to 56% in 2024. The decrease was largely due to an unfavorable price and volume mix in 2024 for NARCAN® products, partially offset by the sale of the products associated with our travel health business to Bavarian Nordic. Commercial Products segment adjusted gross margin is consistent with gross margin.

($ in millions)	MCM Products
	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$218.8	$201.5	$17.3	9%
Cost of sales	93.3	135.9	(42.6)	(31)%
Gross margin**	$125.5	$65.6	$59.9	91%
Gross margin %**	57%	33%
Add back:
Changes in fair value of contingent consideration	$0.6	$0.7	$(0.1)	(14)%
Inventory step-up provision	—	1.9	(1.9)	NM
Restructuring costs	2.6	2.0	0.6	30%
Segment adjusted gross margin(2)	$128.7	$70.2	$58.5	83%
Segment adjusted gross margin %(2)	59%	35%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
MCM Products gross margin increased $59.9 million, or 91%, to $125.5 million for the six months ended June 30, 2024, as compared with $65.6 million for the six months ended June 30, 2023. MCM Products gross margin percentage increased 24 percentage points to 57% for the six months ended June 30, 2024. The increase was largely due to overall higher sales volumes with a favorable product mix that was weighted more heavily to higher margin products coupled with lower allocations to Cost of MCM Product sales at our Bayview facility and lower shutdown related costs, a reduction in Trobigard® related costs, due to the Trobigard® revocation, and realization of previously adjusted inventory values. MCM Product segment adjusted gross margin excludes the impact of restructuring costs of $2.6 million and changes in the fair value of contingent consideration of $0.6 million.

($ in millions)	Services
	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Revenues	$83.2	$43.5	$39.7	91%
Cost of services	241.9	107.4	134.5	125%
Gross margin**	$(158.7)	$(63.9)	$(94.8)	(148)%
Gross margin %**	(191)%	(147)%
Add back:
Settlement charge, net	$110.2	$—	$110.2	NM
Restructuring costs	0.2	—	0.2	NM
Segment adjusted gross margin(2)	$(48.3)	$(63.9)	$15.6	24%
Segment adjusted gross margin %(2)	(58)%	(147)%

** Gross margin is calculated as revenues less cost of sales. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
Services gross margin decreased $94.8 million, or 148%, to ($158.7) million for the six months ended June 30, 2024, as compared with ($63.9) million for the six months ended June 30, 2023. Services gross margin percentage decreased 44 percentage points to (191)% for the six months ended June 30, 2024. The decrease was primarily due to the Settlement Agreement with Janssen and resulting revenue and write-down of related assets, partially offset by higher production at the Company’s Camden Facility. Services segment adjusted gross margin in the current year period excludes the impact of settlement charge, net of $110.2 million and restructuring costs of $0.2 million.

2024 FINANCIAL FORECAST
The Company provides the following updated financial forecast for full year 2024 and initial forecast for Q3 2024, in both instances reflecting management's expectations based on the most current information available.
Full Year 2024

METRIC ($ in millions)	Updated Range (as of 08/06/2024)	Previous Range (as of 05/01/2024)	Previous Range (as of 03/06/2024)
Total revenues	$1,050 - $1,125	$1,000 - $1,100	$900 - $1,100
Net loss	$(314) - $(274)	$(148) - $(98)	$(183) - $(133)
Adjusted net loss(2)	$(115) - $(75)	$(65) - $(15)	$(130) - $(80)
Adjusted EBITDA(2)	$140 - $180	$125 - $175	$50 - $100
Total segment adjusted gross margin %(2)	42% - 45%	44% - 47%	40% - 45%

Segment Level Revenue(4)
Commercial Products	$450 - $480	$460 - $500	$460 - $500
MCM Products	$455 - $490	$440 - $490	$340 - $490
Services(5)	$120 - $130	$70 - $80	$70 - $80

Key Assumptions ($ and shares in millions)	Updated Range (as of 08/06/2024)
Interest expense	~$82
R&D	~7% of Revenue
Weighted avg. fully diluted share count	~53
Capex	~$30
Depreciation & amortization	~$111
Q3 2024

METRIC ($ in millions)	Q3 2024 Forecast
Total revenues	$265 - $315
FOOTNOTES
(1) All financial information included in this release is unaudited.
(2) See “Non-GAAP Financial Measures” and the "Reconciliation of Non-GAAP Financial Measures" tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(3) Product sales, net are reported net of variable consideration including returns, rebates, wholesaler fees and prompt pay discounts in accordance with U.S. generally accepted accounting principles.
(4) Our Commercial Products forecast consists solely of NARCAN® Nasal Spray, as our Other Commercial Products, including Vivotif® and Vaxchora®, were sold to Bavarian Nordic as part of our travel health business in May 2023.
(5) Our Services revenue forecast includes $50.0 million related to the Settlement Agreement with Janssen.

CONFERENCE CALL, PRESENTATION SUPPLEMENT AND WEBCAST INFORMATION
Company management will host a conference call at 5:00 pm eastern time today, August 6, 2024, to discuss these financial results. The conference call and presentation supplement can be accessed from the Company's website or through the following:
By phone
Advance registration is required.
Visit https://register.vevent.com/register/BI59bc8013f2c54ef296711d52848b0d4d to register and receive an email with the dial-in number, passcode and registrant ID.
By webcast
Visit https://edge.media-server.com/mmc/p/p7f4ooy9
A replay of the call can be accessed from the Emergent website.
ABOUT EMERGENT BIOSOLUTIONS INC.
At Emergent, our mission is to protect and enhance life. We develop, manufacture, and deliver protections against public health threats through a pipeline of innovative vaccines and therapeutics. For over 25 years, we have been at work defending people from things we hope will never happen—so that we are prepared just in case they ever do. We do what we do because we see the opportunity to create a better, more secure world. One where preparedness empowers protection from the threats we face. And peace of mind prevails. In working together, we envision protecting or enhancing 1 billion lives by 2030. For more information, visit our website and follow us on LinkedIn, Twitter, and Instagram.
NON-GAAP FINANCIAL MEASURES
In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•Adjusted Net Loss
•Adjusted Net Loss per Diluted Share
•Adjusted EBITDA
•Total Segment Revenues
•Total Segment Gross Margin
•Total Segment Gross Margin %
•Total Segment Adjusted Gross Margin
•Total Segment Adjusted Gross Margin %
•Segment Adjusted Gross Margin
•Segment Adjusted Gross Margin %

We define Adjusted Net Loss and Adjusted Net Loss per Diluted Share, which are non-GAAP financial measures, as net loss and net loss per diluted share, respectively, excluding the impact of changes in fair value of contingent consideration, acquisition and divestiture-related costs, severance and restructuring costs, other income (expense) items, settlement charge, net, exit and disposal costs, impairment charges, gain (loss) on sale of business and assets held for sale and non-cash amortization charges. We use Adjusted Net Loss for the purpose of calculating Adjusted Net Loss per Diluted Share. Management uses Adjusted Net Loss per Diluted Share to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income (loss) before income tax provision (benefit), interest expense, net, depreciation, amortization of intangible assets, changes in fair value of contingent consideration, severance and restructuring costs, other income (expense) items, settlement charge, net, impairments, gain (loss) on sale of business and assets held for sale and acquisition and divestiture-related costs. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results and GAAP financial measures, provides management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry, although it may be defined differently by different companies. Therefore, we also believe that this non-GAAP financial measure, considered along with corresponding GAAP financial measures, provides management and investors with additional information for comparison of our operating results with the operating results of other companies.
We have included the definitions of Segment Gross Margin and Segment Gross Margin %, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Gross Margin, as a segment's revenues, less a segment's cost of sales or services. We define Segment Gross Margin %, as Segment Gross Margin as a percentage of a segments revenues. We define Segment Adjusted Gross Margin, which is a non-GAAP financial measure as Segment Gross Margin excluding the impact of restructuring costs and non-cash items related to changes in the fair value of contingent consideration, settlement charge, net and inventory step-up provision. We define Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Segment Adjusted Gross Margin as a percentage of a segment's revenues.
We define Total Segment Revenues, which is a non-GAAP financial measure, as our Total Revenues, less contracts and grants revenue, which is also equal to the sum of the revenues of our reportable operating segments. We define Total Segment Gross Margin, which is a non-GAAP financial measure, as Total Segment Revenues less our aggregate cost of sales or services. We define Total Segment Gross Margin %, which is a non-GAAP financial measure, as Total Segment Gross Margin as a percentage of Total Segment Revenues. We define Total Segment Adjusted Gross Margin, which is a non-GAAP financial measure, as Total Segment Gross Margin, excluding the impact of restructuring costs and changes in the fair value of contingent consideration. We define Total Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Total Segment Adjusted Gross Margin as a percentage of Total Segment Revenues.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the future performance of the Company or any of our businesses, our business strategy, future operations, future financial position, future revenues and earnings, our ability to achieve the objectives of our restructuring initiatives and divestitures, including our future results, projected costs, prospects, plans and objectives of management, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs, assumptions and expectations regarding future events based on information that is currently available. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement contained herein. Any such forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.
There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including, among others, the availability of USG funding for contracts related to procurement of our medical countermeasure ("MCM") products, including CYFENDUS® (Anthrax Vaccine Adsorbed (AVA), Adjuvanted), previously known as AV7909, BioThrax® (Anthrax Vaccine Adsorbed), and ACAM2000®, (Smallpox (Vaccinia) Vaccine, Live), among others, as well as contracts related to development of medical countermeasures; the availability of government funding for our other commercialized products, including EbangaTM (ansuvimab-zykl) and BAT® (Botulism Antitoxin Heptavalent (A,B,C,D,E,F,G)-(Equine)); our ability to meet our commitments to quality and compliance in all of our manufacturing operations; our ability to negotiate additional USG procurement or follow-on contracts for our MCM products that have expired or will be expiring; the commercial availability and acceptance of over-the-counter NARCAN® (naloxone HCl) Nasal Spray; the impact of a generic and competitive marketplace on NARCAN® Nasal Spray and future NARCAN® Nasal Spray sales; our ability to perform under our contracts with the USG, including the timing of and specifications relating to deliveries; our ability to provide Bioservices (as defined below) for the development and/or manufacture of product and/or product candidates of our customers at required levels and on required timelines; the ability of our contractors and suppliers to maintain compliance with current good manufacturing practices and other regulatory obligations; our ability to negotiate further commitments related to the collaboration and deployment of capacity toward future commercial manufacturing under our existing Bioservices contracts; our ability to collect reimbursement for raw materials and payment of services fees from our Bioservices customers; the results of pending stockholder litigation and government investigations and their potential impact on our business; our ability to comply with the operating and financial covenants and the capital raise requirements by the stated deadline required by our revolving credit facility and our term loan facility under a senior secured credit agreement, dated October 15, 2018, between the Company and multiple lending institutions, as amended from time to time, as well as our 3.875% Senior Unsecured Notes due 2028; our ability to maintain adequate internal control over financial reporting and to prepare accurate financial statements in a timely manner; our ability to resolve the going concern qualification in our consolidated financial statements and otherwise successfully manage our liquidity in order to continue as a going concern; the procurement of our product candidates by USG entities under regulatory authorities that permit government procurement of certain medical products prior to FDA marketing authorization, and corresponding procurement by government entities outside of the United States; our ability to realize the expected benefits of the sale of our travel health business to Bavarian Nordic, the sale of RSDL® to SERB Pharmaceuticals and the pending sale of our drug product facility in Baltimore-Camden to Bora Pharmaceuticals Injectibles Inc.; the impact of the organizational changes we announced in January 2023, August 2023 and May 2024; our ability to identify and acquire companies, businesses, products or product candidates that satisfy our selection criteria; the impact of cyber security incidents, including the risks from the unauthorized access, interruption, failure or compromise of our information systems or those of our business partners, collaborators or other third parties; the success of our commercialization, marketing and manufacturing capabilities and strategy; and the accuracy of our estimates regarding future revenues, expenses, capital requirements and needs for additional financing. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Readers should consider this cautionary statement, as well as the risks identified in our periodic reports filed with the Securities and Exchange Commission, when evaluating our forward-looking statements.

Trademarks

Emergent®, BioThrax®, BaciThrax®, BAT®, Trobigard®, Anthrasil®, CNJ-016®, ACAM2000®, NARCAN®, CYFENDUS®, TEMBEXA® and any and all Emergent BioSolutions Inc. brands, products, services and feature names, logos and slogans are trademarks or registered trademarks of Emergent BioSolutions Inc. or its subsidiaries in the United States or other countries. All other brands, products, services and feature names or trademarks are the property of their respective owners, including RSDL® (Reactive Skin Decontamination Lotion), which was acquired by SERB on July 31, 2024.

Investor Contact Rich Lindahl Executive Vice President, Chief Financial Officer lindahlr@ebsi.com	Media Contact Assal Hellmer Vice President, Communications mediarelations@ebsi.com

Emergent BioSolutions Inc.
Consolidated Balance Sheets
(unaudited, in millions, except per share data)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$69.7	$111.7
Restricted cash	1.3	—
Accounts receivable, net	196.3	191.0
Inventories, net	317.5	328.9
Prepaid expenses and other current assets	36.0	47.9
Assets held for sale	33.7	—
Total current assets	654.5	679.5

Property, plant and equipment, net	306.2	382.8
Intangible assets, net	534.1	566.6
Other assets	18.7	194.3
Total assets	$1,513.5	$1,823.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95.9	$112.2
Accrued expenses	17.2	18.6
Accrued compensation	66.7	74.1
Debt, current portion	415.2	413.7
Other current liabilities	14.6	32.7
Liabilities held for sale	10.1	—
Total current liabilities	619.7	651.3

Debt, net of current portion	447.0	446.5
Deferred tax liability	34.8	47.2
Other liabilities	25.7	28.9
Total liabilities	$1,127.2	$1,173.9

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 15.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 200.0 shares authorized, 58.5 and 57.8 shares issued; 52.9 and 52.2 shares outstanding, respectively.	0.1	0.1
Treasury stock, at cost, 5.6 and 5.6 common shares, respectively	(227.7)	(227.7)
Additional paid-in capital	915.3	904.4
Accumulated other comprehensive loss, net	(5.5)	(5.7)
Accumulated deficit	(295.9)	(21.8)
Total stockholders’ equity	$386.3	$649.3
Total liabilities and stockholders’ equity	$1,513.5	$1,823.2

Emergent BioSolutions Inc.
Consolidated Statements of Operations
(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Commercial Product sales	$120.0	$137.9	$238.5	$244.1
MCM Product sales	63.4	164.3	218.8	201.5
Total Product sales, net	183.4	302.2	457.3	445.6
Bioservices:
Services	64.5	26.4	82.8	39.0
Leases	0.2	2.7	0.4	4.5
Total Bioservices revenues	64.7	29.1	83.2	43.5
Contracts and grants	6.6	6.6	14.6	13.1
Total revenues	254.7	337.9	555.1	502.2

Operating expenses:
Cost of Commercial Product sales	53.4	54.4	105.5	100.2
Cost of MCM Product sales	31.1	80.5	93.3	135.9
Cost of Bioservices	211.6	55.7	241.9	107.4
Impairment of long-lived assets	27.2	306.7	27.2	306.7
Research and development	32.7	26.0	47.8	66.7
Selling, general and administrative	85.9	91.4	170.6	192.7
Amortization of intangible assets	16.3	16.1	32.5	33.1
Total operating expenses	458.2	630.8	718.8	942.7

Loss from operations	(203.5)	(292.9)	(163.7)	(440.5)

Other income (expense):
Interest expense	(23.6)	(28.6)	(47.9)	(46.5)
Gain (loss) on sale of business and assets held for sale	(40.0)	74.9	(40.0)	74.9
Other, net	(2.7)	(3.6)	(6.1)	1.3
Total other income (expense), net	(66.3)	42.7	(94.0)	29.7

Loss before income taxes	(269.8)	(250.2)	(257.7)	(410.8)
Income tax provision	13.3	11.2	16.4	36.8
Net loss	$(283.1)	$(261.4)	$(274.1)	$(447.6)

Net loss per common share
Basic	$(5.38)	$(5.16)	$(5.23)	$(8.86)
Diluted	$(5.38)	$(5.16)	$(5.23)	$(8.86)

Shares used in computing net loss per common share
Basic	52.6	50.7	52.4	50.5
Diluted	52.6	50.7	52.4	50.5

Emergent BioSolutions Inc.
Consolidated Statements of Cash Flows
unaudited, in millions)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net loss	$(274.1)	$(447.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	11.4	15.1
Depreciation and amortization	56.4	67.5
Change in fair value of contingent obligations, net	0.6	0.7
Amortization of deferred financing costs	11.9	9.9
Deferred income taxes	(12.4)	(6.4)
Loss (gain) on sale of business and assets held for sale	40.0	(74.9)
Impairment of long-lived assets	27.2	306.7
Other	15.5	9.5
Changes in operating assets and liabilities:
Accounts receivable	(29.6)	(129.8)
Inventories	(17.5)	(24.9)
Prepaid expenses and other assets	160.0	(17.8)
Accounts payable	0.2	10.9
Accrued expenses and other liabilities	3.8	(13.8)
Long-term incentive plan accrual	1.9	2.4
Accrued compensation	(7.0)	(12.4)
Income taxes receivable and payable, net	16.1	14.2
Contract liabilities	(19.5)	(7.7)
Net cash used in operating activities	(15.1)	(298.4)
Investing Activities
Purchases of property, plant and equipment	(15.4)	(27.6)
Proceeds from sale of business, net	—	270.2
Net cash provided by (used in) investing activities	(15.4)	242.6
Financing Activities
Proceeds from revolving credit facility	65.0	—
Principal payments on revolving credit facility	(61.5)	(347.8)
Principal payments on term loan facility	(7.9)	(156.8)
Proceeds from share-based compensation activity	0.7	1.3
Taxes paid for share-based compensation activity	(0.6)	(2.3)
Debt issuance costs	(5.9)	—
Proceeds from at-the-market sale of stock, net of commissions and expenses	—	8.2
Net cash used in financing activities:	(10.2)	(497.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(0.8)
Net change in cash, cash equivalents and restricted cash	(40.7)	(554.0)
Cash, cash equivalents and restricted cash, beginning of period	111.7	642.6
Cash, cash equivalents and restricted cash, end of period	$71.0	$88.6
Supplemental cash flow disclosures:
Cash paid for interest	$36.0	$38.8
Cash paid for income taxes	$25.9	$26.9
Non-cash investing and financing activities:
Purchases of property, plant and equipment unpaid at period end	$2.9	$7.7
Gain on extinguishment of debt	$0.3	$—
Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	$69.7	$88.6
Restricted cash	1.3	—
Total	$71.0	$88.6

Emergent BioSolutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Net Loss and Net Loss per Diluted Share to Adjusted Net Loss and Adjusted Net Loss per Diluted Share(1)

($ in millions, except per share value)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023	Source
Net loss	$(283.1)	$(261.4)	$(274.1)	$(447.6)
Adjustments:
Non-cash amortization charges	$21.1	$25.0	$44.3	$43.0	Amortization of intangible assets, Other Income
Changes in fair value of contingent consideration	0.1	0.4	0.6	0.7	Cost of MCM Products
Impairments	27.2	306.7	27.2	306.7	Impairment of long-lived assets
Severance and restructuring costs	17.1	4.1	16.6	13.8	Cost of MCM Products, Cost of Services, SG&A and R&D
Inventory step-up provision	—	1.9	—	1.9	Cost of MCM Products
Acquisition and divestiture costs	—	1.8	—	2.9	SG&A
Exit and disposal costs	13.3	6.1	13.3	6.1	R&D
Loss (gain) on sale of business and assets held for sale	40.0	(74.9)	40.0	(74.9)	Other Income (Expense)
Settlement charge, net	110.2	—	110.2	—	Cost of Services
Other income (expense), net item	—	—	3.1	—	Other Income (Expense)
Tax effect	(67.9)	(63.0)	(72.1)	(69.4)
Total adjustments:	$161.1	$208.1	$183.2	$230.8
Adjusted net loss	$(122.0)	$(53.3)	$(90.9)	$(216.8)
Net loss per diluted share	$(5.38)	$(5.16)	$(5.23)	$(8.86)
Adjustments:
Non-cash amortization charges	$0.40	$0.49	$0.86	$0.85	Amortization of intangible assets, Other Income
Changes in fair value of contingent consideration	—	0.01	0.01	0.01	Cost of MCM Products
Impairments	0.52	6.05	0.52	6.07	Impairment of long-lived assets
Severance and restructuring costs	0.32	0.08	0.32	0.27	Cost of MCM Products, Cost of Services, SG&A and R&D
Inventory step-up provision	—	0.04	—	0.04	Cost of MCM Products
Acquisition and divestiture costs	—	0.04	—	0.06	SG&A
Exit and disposal costs	0.25	0.12	0.25	0.12	R&D
Loss (gain) on sale of business and assets held for sale	0.76	(1.48)	0.76	(1.48)	Other Income (Expense)
Settlement charge, net	2.10	—	2.10	—	Cost of Services
Other income (expense), net item	—	—	0.06	—	Other Income (Expense)
Tax effect	(1.29)	(1.24)	(1.38)	(1.37)
Total adjustments:	$3.06	$4.11	$3.50	$4.57
Adjusted net loss per diluted share	$(2.32)	$(1.05)	$(1.73)	$(4.29)
Diluted shares used in computing Adjusted net loss per diluted share	52.6	50.7	52.4	50.5

Emergent BioSolutions, Inc.
Reconciliation of Net Loss to Adjusted EBITDA(1)

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(283.1)	$(261.4)	$(274.1)	$(447.6)
Adjustments:
Depreciation & amortization	$28.5	$32.9	$56.4	$67.5
Income taxes	13.3	11.2	16.4	36.8
Total interest expense, net	23.3	27.1	47.1	40.5
Impairments	27.2	306.7	27.2	306.7
Inventory step-up provision	—	1.9	—	1.9
Changes in fair value of contingent consideration	0.1	0.4	0.6	0.7
Severance and restructuring costs	17.1	4.1	16.6	13.8
Exit and disposal costs	13.3	6.1	13.3	6.1
Acquisition and divestiture costs	—	1.8	—	2.9
Loss (gain) on sale of business and assets held for sale	40.0	(74.9)	40.0	(74.9)
Settlement charge, net	110.2	—	110.2	—
Other income (expense), net item	—	—	3.1	—
Total adjustments	$273.0	$317.3	$330.9	$402.0
Adjusted EBITDA	$(10.1)	$55.9	$56.8	$(45.6)

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin %
to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

Three Months Ended June 30, 2024 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$120.0	$63.4	$64.7	$248.1	$6.6	$254.7

Cost of sales or services	53.4	31.1	211.6	296.1

Gross margin	$66.6	$32.3	$(146.9)	$(48.0)
Gross margin %	56%	51%	(227)%	(19)%

Add back:
Changes in fair value of contingent consideration	$—	$0.1	$—	$0.1
Settlement charge, net	—	—	110.2	110.2
Restructuring costs	—	2.7	0.4	3.1

Adjusted gross margin	$66.6	$35.1	$(36.3)	$65.4
Adjusted gross margin %(1)	56%	55%	(56)%	26%

(1) Total Segment results for the three months ended June 30, 2024 includes $50.0 million attributable to the Settlement Agreement with Janssen. The revenue and cost of services is related to raw materials purchased for the Janssen Agreement which Janssen had not reimbursed. Excluding the revenue and cost of services impacts of the Settlement Agreement, Total Segment Adjusted Gross Margin % would have been 7% higher for the three months ended June 30, 2024.

Three Months Ended June 30, 2023 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$137.9	$164.3	$29.1	$331.3	$6.6	$337.9

Cost of sales or services	54.4	80.5	55.7	190.6

Gross margin	$83.5	$83.8	$(26.6)	$140.7
Gross margin %	61%	51%	(91)%	42%

Add back:
Changes in fair value of contingent consideration	$—	$0.4	$—	$0.4
Inventory step-up provision	—	1.9	—	1.9

Adjusted gross margin	$83.5	$86.1	$(26.6)	$143.0
Adjusted gross margin %	61%	52%	(91)%	43%

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin % to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

Six Months Ended June 30, 2024 (unaudited, in millions)	Commercial Products	MCM Products	Services[1]	Total Segment	Contracts & Grants	Total Revenues
Revenues	$238.5	$218.8	$83.2	$540.5	$14.6	$555.1

Cost of sales or services	105.5	93.3	241.9	440.7

Gross margin	$133.0	$125.5	$(158.7)	$99.8
Gross margin %	56%	57%	(191)%	18%

Add back:
Changes in fair value of contingent consideration	$—	$0.6	—	$0.6
Settlement charge, net	—	—	$110.2	110.2
Restructuring costs	—	2.6	0.2	2.8

Adjusted gross margin	$133.0	$128.7	$(48.3)	$213.4
Adjusted gross margin %(1)	56%	59%	(58)%	39%

(1) Total Segment results for the six months ended June 30, 2024 includes $50.0 million attributable to the Settlement Agreement with Janssen. The revenue and cost of services is related to raw materials purchased for the Janssen Agreement which Janssen had not reimbursed. Excluding the impacts of the Settlement Agreement, Total Segment Adjusted Gross Margin % would have been 4% higher for the six months ended June 30, 2024.

Six Months Ended June 30, 2023 (in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$244.1	$201.5	$43.5	$489.1	$13.1	$502.2

Cost of sales or services	100.2	135.9	107.4	343.5

Gross margin	$143.9	$65.6	$(63.9)	$145.6
Gross margin %	59%	33%	(147)%	30%

Add back:
Changes in fair value of contingent consideration	$—	$0.7	$—	$0.7
Inventory step-up provision	—	1.9	—	1.9
Restructuring costs	—	2.0	—	2.0

Adjusted gross margin	$143.9	$70.2	$(63.9)	$150.2
Adjusted gross margin %	59%	35%	(147)%	31%

Emergent BioSolutions, Inc.
Reconciliation of Net Loss Forecast to Adjusted Net Loss Forecast

($ in millions)	2024 Full Year Forecast	Source
Net loss	$(314) - $(274)
Adjustments:
Non-cash amortization charges	$65	Amortization of intangible assets, Other Income
Changes in fair value of contingent consideration	1	Cost of MCM Products
Impairments	27	Impairment of long-lived assets
Severance and restructuring costs	21	Cost of MCM Products, Cost of Services, SG&A and R&D
Exit and disposal costs	13	R&D
Loss (gain) on sale of business and assets held for sale	40	Other Income (Expense)
Settlement charge, net	110	Cost of Services
Other income (expense), net item	3	Other Income (Expense)
Tax effect	(81)
Total adjustments:	$199
Adjusted net loss	$(115) - $(75)

Reconciliation of Net Loss Forecast to Adjusted EBITDA Forecast

($ in millions)	2024 Full Year Forecast
Net loss	$(314) - $(274)
Adjustments:
Depreciation & amortization	$111
Income taxes	46
Total interest expense, net	82
Impairments	27
Changes in fair value of contingent consideration	1
Severance and restructuring costs	21
Exit and disposal costs	13
Loss (gain) on sale of business and assets held for sale	40
Settlement charge, net	110
Other income (expense), net item	3
Total adjustments	$454
Adjusted EBITDA	$140 - $180
Reconciliations of Forecasted Total Revenues to Forecasted Total Segment Revenues and of Forecasted Segment and Total Segment Gross Margin and Gross Margin % to Forecasted Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

(in millions)	2024 Full Year Forecast
Total revenues	$1,050 - $1,125
Contracts & Grants	(25)
Total segment revenues	$1,025 - $1,100

Cost of sales or services	$707 - $719
Total segment gross margin	$318 - $381
Total segment gross margin %	31% - 35%
Add back:
Changes in fair value of contingent consideration	$1
Settlement charge, net	$110
Restructuring costs	$3
Total segment adjusted gross margin	$432 - $495
Total segment adjusted gross margin %	42% - 45%